Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2022 RESULTS AND REINSTATES QUARTERLY CASH DIVIDEND

•First quarter 2022 comparable systemwide constant dollar RevPAR increased 96.5 percent worldwide, 99.1 percent in the U.S. & Canada, and 88.5 percent in international markets, compared to the 2021 first quarter;

•First quarter 2022 comparable systemwide constant dollar RevPAR declined 19.4 percent worldwide, 14.5 percent in the U.S. & Canada, and 31.7 percent in international markets, compared to the 2019 first quarter;

•First quarter reported diluted EPS totaled $1.14, compared to reported diluted loss per share of $0.03 in the year-ago quarter. First quarter adjusted diluted EPS totaled $1.25, compared to first quarter 2021 adjusted diluted EPS of $0.10;

•First quarter reported net income totaled $377 million, compared to a reported net loss of $11 million in the year-ago quarter. First quarter adjusted net income totaled $413 million, compared to first quarter 2021 adjusted net income of $34 million;

•Adjusted EBITDA totaled $759 million in the 2022 first quarter, compared to first quarter 2021 adjusted EBITDA of $296 million;

•Marriott resumes cash dividends, with the Board of Directors declaring a $0.30 per share dividend payable on June 30, 2022, to shareholders of record as of May 16, 2022;

•The company added roughly 11,800 rooms globally during the first quarter, including approximately 5,300 rooms in international markets and a total of more than 2,500 conversion rooms;

•At quarter end, Marriott’s worldwide development pipeline totaled nearly 2,900 properties and more than 489,000 rooms, including roughly 20,800 rooms approved, but not yet subject to signed contracts. Approximately 201,400 rooms in the pipeline were under construction as of the end of the 2022 first quarter.

BETHESDA, MD – May 4, 2022 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2022 results.

Anthony Capuano, Chief Executive Officer, said, “During the first quarter, we saw the largest surge in global demand since the pandemic began in 2020. Worldwide occupancy1 rose dramatically from 45 percent in January, impacted by the Omicron variant, to 64 percent in March, less than 10 percentage points below pre-pandemic levels. Rates further strengthened, with worldwide Average Daily Rate for March exceeding the same month in 2019 by 5 percent.

“In the U.S. & Canada, RevPAR improved significantly in February and March, particularly across our urban markets, driven by occupancy and rate gains across all customer segments. Internationally, RevPAR gains were notable during the quarter in every region except for Greater China given the stringent travel restrictions resulting from the country’s dynamic zero-COVID policy. The Middle East and Africa region was again the furthest recovered, with first quarter RevPAR up 12 percent compared to 2019.

“Globally, robust demand trends continued in April, and going forward we expect leisure travel to remain strong, business travel to accelerate and cross border travel to gain momentum, supporting solid ADR performance. In the U.S. & Canada, we reached a milestone in April, as we estimate that RevPAR for the month was fully recovered to 2019 levels. RevPAR in the U.S. & Canada for the remaining quarters of this year is expected to be roughly flat with 2019 levels. While there is currently more volatility in our international regions, assuming no major change in the global economic environment or the behavior of the virus, we are increasingly optimistic that the global RevPAR gap compared to pre-pandemic levels will continue to narrow meaningfully in 2022.

“Owner preference for our brands remains strong. We signed over 19,000 rooms in the quarter, nearly half of which were in international markets. Our momentum around conversions continued, accounting for 22 percent of room additions in the quarter. Roughly 80 percent of those conversion rooms were in the high-value upper upscale and luxury tiers. For 2022, we still expect gross rooms growth approaching 5 percent and deletions of 1 to 1.5 percent, resulting in anticipated net rooms growth of 3.5 to 4 percent.

“I am very pleased to share that we are resuming capital returns to shareholders sooner than anticipated. Our focus on maximizing cash flow, managing expenses, and improving our credit profile,
1 All occupancy, Average Daily Rate (ADR) and RevPAR statistics are systemwide constant dollar and include hotels that have been temporarily closed due to COVID-19. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. Occupancy, ADR and RevPAR comparisons between 2022 and 2021 reflect properties that are comparable in both years. Occupancy, ADR and RevPAR comparisons between 2022 and 2019 reflect properties that are defined as comparable as of March 31, 2022, even if they were not open and operating for the full year 2019 or they did not meet all the other criteria for comparable in 2019. Unless otherwise stated, all comparison to pre-pandemic or 2019 are comparing to the same time period each year.

combined with strong first quarter results, has resulted in our Board of Directors declaring a $0.30 per share quarterly cash dividend payable at the end of the second quarter. Assuming the demand environment continues to improve and that we are within our target leverage ratio range, we also would expect to resume share repurchases in 2022.

“Our teams have navigated these challenging times incredibly well, and I think we can all look forward with real optimism. I believe Marriott remains extremely well-positioned to benefit from the continued recovery and to experience strong growth for years to come.”

First Quarter 2022 Results
Marriott’s reported operating income totaled $558 million in the 2022 first quarter, compared to 2021 first quarter reported operating income of $84 million. Reported net income totaled $377 million in the 2022 first quarter, compared to 2021 first quarter reported net loss of $11 million. Reported diluted earnings per share (EPS) totaled $1.14 in the quarter, compared to reported diluted loss per share of $0.03 in the year-ago quarter.

Adjusted operating income in the 2022 first quarter totaled $605 million, compared to 2021 first quarter adjusted operating income of $138 million. Adjusted operating income in the 2022 first quarter excluded impairment charges of $5 million.

First quarter 2022 adjusted net income totaled $413 million, compared to 2021 first quarter adjusted net income of $34 million. Adjusted diluted EPS in the 2022 first quarter totaled $1.25, compared to adjusted diluted EPS of $0.10 in the year-ago quarter. The 2022 first quarter adjusted results excluded $11 million after-tax ($0.03 per share) of impairment charges and a $6 million after-tax ($0.02 per share) gain on an investee’s property sale. The 2021 first quarter adjusted results excluded $3 million after-tax ($0.01 per share) of impairment charges.

Adjusted results also excluded cost reimbursement revenue, reimbursed expenses and restructuring, merger-related charges, and other expenses. These items totaled a $31 million after-tax loss ($0.10 per share) in the 2022 first quarter and an after-tax loss of $42 million ($0.12 per share) in the 2021 first quarter. See pages A-2 and A-9 for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Base management and franchise fees totaled $713 million in the 2022 first quarter, compared to base management and franchise fees of $412 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to RevPAR increases due to the ongoing recovery in lodging demand and unit growth. Other non-RevPAR related franchise fees in the 2022 first quarter totaled $170 million, compared to $141 million in the year-ago quarter, aided by $36 million of higher credit card branding fees.

Incentive management fees totaled $102 million in the 2022 first quarter, compared to $33 million in the 2021 first quarter. Roughly half of the year-over-year increase in incentive management fees recognized in the quarter was earned at hotels in the U.S. & Canada.

Contract investment amortization for the 2022 first quarter totaled $24 million, compared to $17 million in the year-ago quarter. The year-over-year change largely reflects impairments of investments in management and franchise contracts in Russia and Belarus.

Owned, leased, and other revenue, net of direct expenses, totaled $65 million of profit in the 2022 first quarter, compared to a $27 million loss in the year-ago quarter. The $92 million increase in revenue net of expenses year over year largely reflects the ongoing recovery in lodging demand from the impacts of COVID-19, as well as $33 million of subsidies received from international government COVID-19 assistance programs.

General, administrative, and other expenses for the 2022 first quarter totaled $208 million, compared to $211 million in the year-ago quarter.

Interest expense, net, totaled $88 million in the first quarter compared to $100 million in the year-ago quarter. The decrease is largely due to lower interest expense associated with lower debt balances.

Equity in earnings/losses for the first quarter totaled $2 million of earnings, compared to a $12 million loss in the year-ago quarter. The improvement largely reflects an $8 million gain on a joint venture’s sale of a hotel in the U.S.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $759 million in the 2022 first quarter, compared to first quarter 2021 adjusted EBITDA of $296 million. See page A-9 for the adjusted EBITDA calculation.

Selected Performance Information
The company added 75 properties (11,799 rooms) to its worldwide lodging portfolio during the 2022 first quarter, including more than 2,500 rooms converted from competitor brands and approximately 5,300 rooms in international markets. Sixteen properties (3,494 rooms) exited the system during the quarter. At quarter end, Marriott’s global lodging system totaled more than 8,000 properties, with nearly 1,488,000 rooms.

At quarter end, the company’s worldwide development pipeline totaled 2,878 properties with more than 489,000 rooms, including 998 properties with approximately 201,400 rooms under construction and 127 properties with roughly 20,800 rooms approved for development, but not yet subject to signed contracts.

In the 2022 first quarter, worldwide RevPAR increased 96.5 percent (a 95.5 percent increase using actual dollars) compared to the 2021 first quarter. RevPAR in the U.S. & Canada increased 99.1 percent (a 99.1 percent increase using actual dollars), and RevPAR in international markets increased 88.5 percent (an 84.8 percent increase using actual dollars).

Balance Sheet
At quarter end, Marriott’s net debt was $8.5 billion, representing total debt of $9.5 billion less cash and cash equivalents of $1.0 billion. At year-end 2021, the company’s net debt was $8.7 billion, representing total debt of $10.1 billion less cash and cash equivalents of $1.4 billion.

Investment Spending
Marriott anticipates that full year 2022 investment spending will total $600 million to $700 million. Total investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Wednesday, May 4, 2022, at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until May 3, 2023.

The telephone dial-in number for the conference call is US Toll Free: 866-342-8591 or Global: +1 203-518-9713. The conference ID is MAR1Q22. A telephone replay of the conference call will be available from 1:00 p.m. ET, Wednesday, May 4, 2022, until 8:00 p.m. ET, Wednesday, May 11, 2022. To access the replay, call US Toll Free: 800-839-5127 or Global: +1 402-220-2692.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of May 4, 2022. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to the possible effects on our business of the COVID-19 pandemic (COVID-19); our RevPAR estimates, outlook and assumptions; travel and lodging demand trends and expectations; occupancy, ADR and RevPAR recovery trends and expectations; our growth prospects and expectations; future performance of the company's hotels; our development pipeline, signings, rooms growth and conversions; our investment spending expectations; the timing of future dividends and share repurchases; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risk factors that we identify in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 8,000 properties under 30 leading brands spanning 139 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott may post updates about COVID-19 and other matters on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com. Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on these websites, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACTS:
Melissa Froehlich Flood
Corporate Relations
(301) 380-4839
newsroom@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.mcconagha@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FIRST QUARTER 2022 AND 2021
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2022	March 31, 2021	Reported 2022 vs. 2021
REVENUES
Base management fees	$213	$106	101
Franchise fees [1]	500	306	63
Incentive management fees	102	33	209
Gross Fee Revenues	815	445	83
Contract investment amortization [2]	(24)	(17)	(41)
Net Fee Revenues	791	428	85
Owned, leased, and other revenue [3]	262	108	143
Cost reimbursement revenue [4]	3,146	1,780	77
Total Revenues	4,199	2,316	81

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	197	135	(46)
Depreciation, amortization, and other [6]	48	52	8
General, administrative, and other [7]	208	211	1
Restructuring, merger-related charges, and other	9	1	(800)
Reimbursed expenses [4]	3,179	1,833	(73)
Total Expenses	3,641	2,232	(63)

OPERATING INCOME	558	84	564

Gains and other income, net [8]	4	1	300
Interest expense	(93)	(107)	13
Interest income	5	7	(29)
Equity in earnings (losses) [9]	2	(12)	117

INCOME (LOSS) BEFORE INCOME TAXES	476	(27)	1,863

(Provision) benefit for income taxes	(99)	16	(719)

NET INCOME (LOSS)	$377	$(11)	3,527

EARNINGS (LOSS) PER SHARE
Earnings (loss) per share - basic	$1.15	$(0.03)	3,933
Earnings (loss) per share - diluted	$1.14	$(0.03)	3,900

Basic Shares	328.3	326.7
Diluted Shares [10]	330.0	326.7

1Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in earnings (losses) include our equity in earnings or losses of unconsolidated equity method investments.
10Basic and fully diluted weighted average shares outstanding used to calculate earnings (loss) per share for the period in which we had a loss are the same because inclusion of additional equivalents would be anti-dilutive.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended
	March 31, 2022	March 31, 2021	Percent Better/(Worse)
Total revenues, as reported	$4,199	$2,316
Less: Cost reimbursement revenue	(3,146)	(1,780)
Add: Impairments [1]	5	—
Adjusted total revenues **	1,058	536

Operating income, as reported	558	84
Less: Cost reimbursement revenue	(3,146)	(1,780)
Add: Reimbursed expenses	3,179	1,833
Add: Restructuring, merger-related charges, and other	9	1
Add: Impairments [1]	5	—
Adjusted operating income **	605	138	338%

Operating income margin	13%	4%
Adjusted operating income margin **	57%	26%

Net income (loss), as reported	377	(11)
Less: Cost reimbursement revenue	(3,146)	(1,780)
Add: Reimbursed expenses	3,179	1,833
Add: Restructuring, merger-related charges, and other	9	1
Add: Impairments [2]	11	4
Less: Gain on investee’s property sale [3]	(8)	—
Income tax effect of above adjustments	(9)	(13)
Adjusted net income **	$413	$34	1115%

Diluted earnings (loss) per share, as reported	$1.14	$(0.03)
Adjusted diluted earnings per share**	$1.25	$0.10	1150%

**Denotes non-GAAP financial measures. Please see pages A-10 and A-11 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1 Includes impairment charges reported in Contract investment amortization of $5 million in the 2022 first quarter.

2 Includes impairment charges reported in Contract investment amortization of $5 million and Equity in earnings (losses) of $6 million in the 2022 first quarter. Includes impairment charges reported in Equity in earnings (losses) of $4 million in the 2021 first quarter.

3 Gain on investee’s property sale reported in Equity in earnings (losses) in the 2022 first quarter.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2022

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	636	218,211	1,308	333,745	1,944	551,956
Marriott Hotels	108	58,561	186	54,404	294	112,965
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	27	23,113	182	61,382	209	84,495
Courtyard	169	27,259	108	23,418	277	50,677
Westin	40	21,865	75	23,170	115	45,035
JW Marriott	21	12,712	63	23,405	84	36,117
The Ritz-Carlton	38	11,410	67	16,927	105	28,337
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
Renaissance	24	10,607	57	17,587	81	28,194
Four Points	1	134	77	21,681	78	21,815
Le Méridien	1	100	69	19,147	70	19,247
W Hotels	22	6,262	36	9,784	58	16,046
W Hotels Serviced Apartments	—	—	1	160	1	160
Residence Inn	76	12,199	8	982	84	13,181
St. Regis	10	1,968	39	9,153	49	11,121
St. Regis Serviced Apartments	—	—	1	70	1	70
The Luxury Collection	6	2,296	50	8,795	56	11,091
Gaylord Hotels	6	10,220	—	—	6	10,220
Aloft	2	505	43	9,560	45	10,065
AC Hotels by Marriott	7	1,165	68	8,260	75	9,425
Fairfield by Marriott	7	1,539	55	7,573	62	9,112
Delta Hotels	25	6,770	2	477	27	7,247
Autograph Collection	8	2,494	16	2,451	24	4,945
Marriott Executive Apartments	—	—	34	4,866	34	4,866
SpringHill Suites	26	4,360	—	—	26	4,360
EDITION	4	1,207	10	2,122	14	3,329
Protea Hotels	—	—	27	3,296	27	3,296
Element	2	640	12	2,273	14	2,913
Moxy	—	—	5	887	5	887
TownePlace Suites	6	825	—	—	6	825
Tribute Portfolio	—	—	6	604	6	604
Bulgari	—	—	5	442	5	442
Franchised	5,026	720,230	818	166,821	5,844	887,051
Courtyard	852	113,557	110	20,618	962	134,175
Fairfield by Marriott	1,116	104,981	42	7,093	1,158	112,074
Residence Inn	771	92,006	21	2,818	792	94,824
Marriott Hotels	230	73,053	61	17,980	291	91,033
Sheraton	151	45,711	70	20,358	221	66,069
SpringHill Suites	491	56,809	—	—	491	56,809
TownePlace Suites	473	48,192	—	—	473	48,192
Autograph Collection	133	26,288	98	21,067	231	47,355
Westin	91	30,817	25	7,575	116	38,392
Four Points	158	23,901	63	10,517	221	34,418
Renaissance	62	17,681	28	7,483	90	25,164
Aloft	146	21,001	21	3,394	167	24,395
AC Hotels by Marriott	94	15,567	41	7,503	135	23,070
Moxy	26	4,913	79	14,940	105	19,853
Delta Hotels	57	12,542	10	2,414	67	14,956
The Luxury Collection	12	3,188	51	9,331	63	12,519
Element	73	9,725	2	269	75	9,994
Tribute Portfolio	43	6,766	24	3,104	67	9,870
Le Méridien	24	5,543	16	4,127	40	9,670
JW Marriott	13	6,247	9	2,305	22	8,552
Protea Hotels	—	—	34	2,636	34	2,636
Design Hotels	9	1,313	10	1,062	19	2,375
The Ritz-Carlton	1	429	—	—	1	429
Bulgari	—	—	2	161	2	161
Marriott Executive Apartments	—	—	1	66	1	66

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2022

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	26	6,483	38	9,199	64	15,682
Courtyard	19	2,814	4	884	23	3,698
Marriott Hotels	2	1,308	6	2,064	8	3,372
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Westin	1	1,073	—	—	1	1,073
Protea Hotels	—	—	5	912	5	912
Renaissance	1	317	2	505	3	822
Autograph Collection[1]	—	—	6	576	6	576
The Ritz-Carlton	—	—	2	550	2	550
JW Marriott	—	—	1	496	1	496
The Luxury Collection[2]	—	—	4	417	4	417
Residence Inn	1	192	1	140	2	332
St. Regis	—	—	1	160	1	160
Residences	64	6,807	40	3,484	104	10,291
The Ritz-Carlton Residences	38	4,234	14	1,131	52	5,365
St. Regis Residences	10	1,082	9	1,045	19	2,127
W Residences	10	1,089	4	359	14	1,448
Bulgari Residences	—	—	5	514	5	514
Westin Residences	3	266	1	9	4	275
Marriott Hotels Residences	—	—	2	246	2	246
The Luxury Collection Residences	1	91	3	115	4	206
Sheraton Residences	—	—	1	50	1	50
EDITION Residences	2	45	—	—	2	45
Le Méridien Residences	—	—	1	15	1	15
Timeshare*	72	18,839	20	3,862	92	22,701
Grand Total	5,824	970,570	2,224	517,111	8,048	1,487,681

*Timeshare property and room counts are included on this table in their geographical locations. For external reporting purposes, these counts are captured within “Unallocated corporate and other.”
[1] Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

[2] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2022

	US & Canada		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	190	53,039	384	88,822	574	141,861
JW Marriott	34	18,959	73	26,206	107	45,165
The Ritz-Carlton	39	11,839	69	17,477	108	29,316
The Ritz-Carlton Residences	38	4,234	14	1,131	52	5,365
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
The Luxury Collection[1]	18	5,484	105	18,543	123	24,027
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	24	7,041	38	10,449	62	17,490
W Residences	10	1,089	4	359	14	1,448
W Hotels Serviced Apartments	—	—	1	160	1	160
St. Regis	10	1,968	40	9,313	50	11,281
St. Regis Residences	10	1,082	9	1,045	19	2,127
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	4	1,207	10	2,122	14	3,329
EDITION Residences	2	45	—	—	2	45
Bulgari	—	—	7	603	7	603
Bulgari Residences	—	—	5	514	5	514
Full-Service	1,046	356,408	994	274,773	2,040	631,181
Marriott Hotels	340	132,922	253	74,448	593	207,370
Marriott Hotels Residences	—	—	2	246	2	246
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	178	68,824	256	83,570	434	152,394
Sheraton Residences	—	—	1	50	1	50
Westin	132	53,755	100	30,745	232	84,500
Westin Residences	3	266	1	9	4	275
Renaissance	87	28,605	87	25,575	174	54,180
Autograph Collection[2]	141	28,782	120	24,094	261	52,876
Le Méridien	25	5,643	85	23,274	110	28,917
Le Méridien Residences	—	—	1	15	1	15
Delta Hotels	82	19,312	12	2,891	94	22,203
Tribute Portfolio	43	6,766	30	3,708	73	10,474
Gaylord Hotels	6	10,220	—	—	6	10,220
Marriott Executive Apartments	—	—	35	4,932	35	4,932
Design Hotels	9	1,313	10	1,062	19	2,375
Limited-Service	4,516	542,284	826	149,654	5,342	691,938
Courtyard	1,040	143,630	222	44,920	1,262	188,550
Fairfield by Marriott	1,123	106,520	97	14,666	1,220	121,186
Residence Inn	848	104,397	30	3,940	878	108,337
SpringHill Suites	517	61,169	—	—	517	61,169
Four Points	159	24,035	140	32,198	299	56,233
TownePlace Suites	479	49,017	—	—	479	49,017
Aloft	148	21,506	64	12,954	212	34,460
AC Hotels by Marriott	101	16,732	109	15,763	210	32,495
Moxy	26	4,913	84	15,827	110	20,740
Element	75	10,365	14	2,542	89	12,907
Protea Hotels	—	—	66	6,844	66	6,844
Timeshare*	72	18,839	20	3,862	92	22,701
Grand Total	5,824	970,570	2,224	517,111	8,048	1,487,681

*Timeshare property and room counts are included on this table in their geographical locations. For external reporting purposes, these counts are captured within “Unallocated corporate and other.”
[1] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

[2] Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended March 31, 2022 and March 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$189.66	117.3%	56.0%	24.7%	pts.	$338.56	21.7%
The Ritz-Carlton	$321.89	108.7%	57.4%	24.6%	pts.	$560.94	19.3%
W Hotels	$212.45	115.1%	50.7%	22.2%	pts.	$419.42	20.6%
Composite US & Canada Luxury[1]	$268.84	116.2%	56.6%	25.6%	pts.	$474.84	18.6%
Marriott Hotels	$107.67	211.5%	52.0%	28.4%	pts.	$206.99	41.5%
Sheraton	$115.86	349.8%	53.7%	36.6%	pts.	$215.66	43.1%
Westin	$124.89	198.2%	53.9%	29.6%	pts.	$231.53	34.8%
Composite US & Canada Premium[2]	$109.57	228.8%	51.5%	29.6%	pts.	$212.96	39.6%
US & Canada Full-Service[3]	$143.78	171.7%	52.6%	28.7%	pts.	$273.55	23.2%
Courtyard	$78.65	108.9%	55.1%	14.1%	pts.	$142.79	55.3%
Residence Inn	$121.40	57.3%	70.6%	9.2%	pts.	$171.89	36.9%
Composite US & Canada Limited-Service[4]	$92.15	93.4%	60.2%	14.6%	pts.	$153.08	46.5%
US & Canada - All[5]	$131.59	154.7%	54.4%	25.4%	pts.	$242.05	35.7%

Comparable Systemwide US & Canada Properties
	Three Months Ended March 31, 2022 and March 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$193.97	131.0%	58.9%	25.5%	pts.	$329.45	30.9%
The Ritz-Carlton	$313.79	111.4%	56.7%	25.0%	pts.	$553.57	18.3%
W Hotels	$212.45	115.1%	50.7%	22.2%	pts.	$419.42	20.6%
Composite US & Canada Luxury[1]	$251.55	122.6%	57.3%	25.8%	pts.	$438.90	22.3%
Marriott Hotels	$94.14	157.9%	51.2%	23.8%	pts.	$183.88	38.2%
Sheraton	$83.24	177.0%	50.1%	23.7%	pts.	$166.13	45.8%
Westin	$115.97	179.4%	54.5%	27.4%	pts.	$212.92	38.8%
Composite US & Canada Premium[2]	$99.45	159.6%	51.7%	24.3%	pts.	$192.20	37.5%
US & Canada Full-Service[3]	$117.21	149.2%	52.4%	24.5%	pts.	$223.72	32.6%
Courtyard	$79.55	84.8%	58.0%	14.4%	pts.	$137.16	38.8%
Residence Inn	$101.25	42.8%	69.8%	7.7%	pts.	$145.05	27.1%
Fairfield by Marriott	$69.08	64.9%	60.0%	12.9%	pts.	$115.05	29.6%
Composite US & Canada Limited-Service[4]	$81.91	64.7%	62.1%	12.3%	pts.	$131.89	32.1%
US & Canada - All[5]	$96.78	99.1%	58.0%	17.4%	pts.	$166.82	39.3%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended March 31, 2022 and March 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$53.80	-6.9%	41.9%	-5.7%	pts.	$128.30	5.7%
Asia Pacific excluding China	$58.29	66.6%	45.0%	11.7%	pts.	$129.59	23.4%
Caribbean & Latin America	$130.79	152.4%	57.5%	26.7%	pts.	$227.39	35.5%
Europe	$81.16	401.9%	42.7%	30.3%	pts.	$190.20	45.7%
Middle East & Africa	$128.71	97.7%	66.1%	23.5%	pts.	$194.82	27.3%

International - All[1]	$78.47	75.1%	48.2%	13.0%	pts.	$162.88	28.0%

Worldwide[2]	$102.61	114.1%	51.0%	18.6%	pts.	$201.25	36.0%

Comparable Systemwide International Properties
	Three Months Ended March 31, 2022 and March 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$51.21	-6.2%	41.3%	-5.4%	pts.	$123.87	6.0%
Asia Pacific excluding China	$58.32	62.0%	45.1%	11.2%	pts.	$129.18	21.8%
Caribbean & Latin America	$100.83	166.6%	53.1%	24.6%	pts.	$190.02	43.2%
Europe	$63.76	400.3%	38.9%	27.7%	pts.	$163.81	44.6%
Middle East & Africa	$117.61	99.4%	64.5%	23.2%	pts.	$182.20	27.7%

International - All[1]	$71.11	88.5%	46.2%	14.8%	pts.	$153.85	28.3%

Worldwide[2]	$89.18	96.5%	54.5%	16.6%	pts.	$163.56	36.5%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS - 2022 vs 2019
In Constant $

Comparable Systemwide Properties[1]
	Three Months Ended March 31, 2022 and March 31, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2019	2022	vs. 2019		2022	vs. 2019
Greater China	$51.21	-41.9%	41.3%	-21.3%	pts.	$123.87	-12.0%
Asia Pacific excluding China	$58.32	-48.4%	45.1%	-26.1%	pts.	$129.18	-18.6%
Caribbean & Latin America	$100.83	-13.5%	53.1%	-11.4%	pts.	$190.02	5.1%
Europe	$63.76	-37.9%	38.9%	-23.8%	pts.	$163.81	-0.1%
Middle East & Africa	$117.61	11.5%	64.5%	-4.9%	pts.	$182.20	20.0%

International - All[2]	$71.11	-31.7%	46.2%	-19.8%	pts.	$153.85	-2.4%

US & Canada - All	$96.78	-14.5%	58.0%	-10.9%	pts.	$166.82	1.7%

Worldwide[3]	$89.18	-19.4%	54.5%	-13.6%	pts.	$163.56	0.8%

[1] The comparisons between 2022 and 2019 reflect properties that are defined as comparable as of March 31, 2022 even if in 2019 they were not open and operating for the full year or did not meet all the criteria for comparable in 2019.

[2] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[3] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

Fiscal Year 2022
First Quarter
Net income, as reported	$377
Cost reimbursement revenue	(3,146)
Reimbursed expenses	3,179
Interest expense	93
Interest expense from unconsolidated joint ventures	1
Provision for income taxes	99
Depreciation and amortization	48
Contract investment amortization	24
Depreciation and amortization classified in reimbursed expenses	26
Depreciation, amortization, and impairments from unconsolidated joint ventures	13
Stock-based compensation	44
Restructuring, merger-related charges, and other	9
Gain on investee’s property sale	(8)
Adjusted EBITDA **	$759

Change from 2021 Adjusted EBITDA **	156%

	Fiscal Year 2021
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net (loss) income, as reported	$(11)	$422	$220	$468	$1,099
Cost reimbursement revenue	(1,780)	(2,338)	(2,950)	(3,374)	(10,442)
Reimbursed expenses	1,833	2,255	2,917	3,317	10,322
Loss on extinguishment of debt	—	—	164	—	164
Interest expense	107	109	107	97	420
Interest expense from unconsolidated joint ventures	2	1	2	2	7
(Benefit) provision for income taxes	(16)	(41)	58	80	81
Depreciation and amortization	52	50	64	54	220
Contract investment amortization	17	18	21	19	75
Depreciation and amortization classified in reimbursed expenses	28	27	28	28	111
Depreciation, amortization, and impairments from unconsolidated joint ventures	10	9	5	7	31
Stock-based compensation	53	43	43	43	182
Restructuring, merger-related charges, and other	1	3	4	—	8
Adjusted EBITDA **	$296	$558	$683	$741	$2,278

** Denotes non-GAAP financial measures. Please see pages A-10 and A-11 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss the manner in which the non-GAAP measures reported in this press release and schedules are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, restructuring, merger-related charges, and other expenses, and certain non-cash impairment charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income/loss and diluted earnings/loss per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring, merger-related charges, and other expenses, certain non-cash impairment charges, gains and losses on asset dispositions made by us or by our joint venture investees (when applicable), and the income tax effect of these adjustments. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income/loss excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), certain non-cash impairment charges related to equity investments, benefit (provision) for income taxes, restructuring, merger-related charges, and other expenses, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes loss on extinguishment of debt and gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income and Adjusted diluted earnings per share, and Adjusted EBITDA, we exclude a one-time cost in the 2022 first quarter related to certain property-level adjustments related to compensation, charges incurred under our restructuring plans that we initiated beginning in the 2020 second quarter to achieve cost savings in response to the decline in lodging demand caused by COVID-19, and transition costs associated with the Starwood merger, which we record in the “Restructuring, merger-related charges, and other” caption of our Condensed Consolidated Statements of Income (Loss) (our “Income Statements”), as well as the loss related to the debt extinguishment in the 2021 third quarter, which we recorded in the “Loss on extinguishment of debt” caption of our prior period Income Statements, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges (if above a specified threshold) related to our management and franchise contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in earnings (losses)” captions of our Income Statements to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings (losses)” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets and software, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We do not consider interruptions related to COVID-19 when determining which properties to classify as comparable. The comparisons between 2022 and 2019 reflect properties that are defined as comparable as of March 31, 2022, even if in 2019 they were not open and operating for the full year or did not meet all the other criteria for comparable in 2019. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.